As filed with the Securities and Exchange Commission on July 7, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Westmoreland Coal Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	23-1128670
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14th Floor, 2 North Cascade Avenue Colorado Springs, Colorado	80903
(Address of Principal Executive Offices)	(Zip Code)

2002 Long-Term Incentive Stock Plan
(Full Title of the Plan)

W. Michael Lepchitz
Vice President, General Counsel and Secretary
14th Floor, 2 North Cascade Avenue
Colorado Springs, Colorado 80903
(Name and Address of Agent For Service)

(719) 442-2600
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $2.50 par value per share(2)	450,000 shares	$12.855-$18.08(3)	$7,567,975.86(3)	$613.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	This Registration Statement also relates to rights to purchase shares of the Registrant's Series B Junior Participating Preferred Stock (the "Rights"), which are attached to all shares of Common Stock. Until the occurrence of certain prescribed events, the Rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferable along with and only with the Common Stock. The value attributable to the Rights, if any, is reflected in the value of the Common Stock.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $15.1196, the weighted average exercise price of the 182,850 shares subject to outstanding stock option grants under the 2002 Long-Term Incentive Stock Plan, at prices ranging from $12.855 to $18.08, and (b) $17.98, the average of the high and low prices of the Registrant's Common Stock as reported on the American Stock Exchange on July 2, 2003, in accordance with Rule 457(c) under the Securities Act of 1933, as amended, for the 267,150 shares issuable under the 2002 Long-Term Incentive Stock Plan which are not subject to outstanding options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Item 1. Plan Information.

        The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

        Item 2. Registrant Information and Employee Plan Annual Information.

        The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Item 3. Incorporation of Documents by Reference.

        The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

        (a)     The registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the registrant's latest fiscal year for which such statements have been filed.

        (b)     All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

        (c)     The description of the common stock, $2.50 par value per share, and associated preferred stock purchase rights, of the registrant contained in the registrant's registration statement on Form 8-A filed under the Exchange Act by the registrant with the Commission on March 12, 1999, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

        Item 4. Description of Securities.

        Not applicable.

        Item 5. Interests of Named Experts and Counsel.

        W. Michael Lepchitz is Vice President, General Counsel and Secretary of the registrant. As of June 30, 2003, Mr. Lepchitz owned 22,515 shares of the registrant's Common Stock and had options to purchase 66,000 shares of Common Stock, of which 52,700 are exercisable.

        Item 6. Indemnification of Directors and Officers.

        The registrant’s Restated Certificate of Incorporation limits the liability of directors to the extent permitted by Delaware law. Delaware law provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

        The registrant’s Bylaws provide that it shall indemnify its directors, officers, supervisors and managers to the fullest extent permitted by law.

        Item 7. Exemption from Registration Claimed.

        Not applicable.

        Item 8. Exhibits.

        The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

        Item 9. Undertakings.

        1.      Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

             (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        2.      Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3.      Item 512(a) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on this 7th day of July, 2003.

WESTMORELAND COAL COMPANY

By: /s/ W. Michael Lepchitz
W. Michael Lepchitz
Vice President, General Counsel and Secretary

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board, President	July 7, 2003
and Chief Executive Officer
Christopher K. Seglem	(Principal executive officer)

*	Senior Vice President,	July 7, 2003
Finance and Development
Robert J. Jaeger	(Principal financial officer)

*	Controller	July 7, 2003
(Principal accounting officer)
Thomas S. Barta

*	Director	July 7, 2003

Michael Armstrong

*	Director	July 7, 2003

Thomas J. Coffey

*	Director	July 7, 2003

Robert E. Killen

*	Director	July 7, 2003

Thomas W. Ostrander

*	Director	July 7, 2003

James W. Sight

*	Director	July 7, 2003

William M. Stern

*	Director	July 7, 2003

Donald A. Tortorice

*By: /s/ W. Michael Lepchitz

W. Michael Lepchitz
Attorney-in-Fact

INDEX TO EXHIBITS

Number	Description

4.1 (1)	Restated Certificate of Incorporation of the Registrant

4.2 (2)	Bylaws of the Registrant

4.3 (3)	Amended and Restated Rights Agreement, dated as of February 7, 2003, between Westmoreland Coal Company and the EquiServe Trust Company, N.A.

5.1	Opinion of W. Michael Lepchitz

23.1 (4)	Consent of W. Michael Lepchitz

23.2	Consent of KPMG LLP

24.1	Powers of attorney

__________

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (File No. 001-11155) and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant's Current Report on Form 8-K dated June 21, 1999 (File No. 001-11155) and incorporated herein by reference.

(3)	Previously filed with the Securities and Exchange Commission as Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed February 7, 2003 (File No. 001-11155) and incorporated herein by reference.

(4)	Included in Exhibit 5.1 to this Registration Statement.